Exhibit 5.1

IGLER AND PEARLMAN, P.A.

September 10, 2026

Board of Directors

OptimumBank Holdings, Inc.

2929 East Commercial Boulevard, Suite 303

Ft. Lauderdale, Florida

Re: Registration Statement on Form S-4

Members of the Board:

We have acted as counsel to OptimumBank Holdings, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the issuance by the Company of up $35,000,000 aggregate principal amount of the Company’s 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Exchange Notes”) registered under the Securities Act, in exchange for up to $35,000,000 aggregate principal amount of the Company’s outstanding 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Outstanding Notes”). The Exchange Notes are to be issued under the Indenture, dated as of August 19, 2026 (the “Indenture”), by and between the Company and UMB Bank, National Association, as Trustee (the “Trustee”).

For purposes of providing the opinions contained herein, we have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Outstanding Notes and the Exchange Notes. We have also examined originals or copies of the Indenture, that certain Registration Rights Agreement dated August 19, 2026 by and among the Company and the several purchasers of the Outstanding Notes, and other such agreements, documents, corporate records, certificates of public officials, and other instruments and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Act.

On the basis of the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, and assuming that the Registration Statement has been declared effective by the Commission, it is our opinion as of the date hereof that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes in the manner described in the prospectus forming a part of the Registration Statement, such Exchange Notes will constitute valid and legally binding obligations of the Company.

The opinions which we render herein are limited to those matters governed by the laws of the State of Florida, including all Florida statutes and all Florida court decisions that affect the interpretation of such laws, in each case as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should such laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted, or otherwise relied on for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the numbered clauses above.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

IGLER AND PEARLMAN, P.A.

/s/ Igler and Pearlman, P.A.